Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Bernard H. Clineburg,

Tysons Corner, Virginia

Chairman, Chief Executive Officer

May 20, 2009

     or

Alice P. Frazier,

EVP, Office of the Chairman

703-584-3400

Cardinal Financial Corporation Announces Offering of up to 4 Million Shares of Common Stock

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) announced today that it has commenced a public offering of up 4 million shares of its common stock pursuant to the Company’s effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC).  Raymond James & Associates, Inc. will serve as the representative of the underwriters for this offering. The underwriters also have the option to purchase up to an additional 15 percent of the offered amount of common stock from us at the public offering price, less underwriting discount and commission, within 30 days.

“We want to raise additional capital for general corporate purposes, including to continue expanding our existing footprint and take full advantage of the current environment of bank consolidation,” said Bernard H. Clineburg, Chairman and CEO.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A copy of the prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, FL 33716 or by telephone at (727)567-2400.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s reports filed with and furnished to the Securities and Exchange Commission.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 25 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, and Cardinal First Mortgage, LLC, residential mortgage lending companies based in Fairfax, with six offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The Company’s stock is traded on  the Nasdaq Global Select Market (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.